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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                            ------------------------


                                    FORM 11-K/A

                  [X] ANNUAL REPORT PURSUANT TO SECTION 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the Fiscal Year Ended December 31, 1999

                                       OR

                 [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                   ENSERCH CORPORATION EMPLOYEE STOCK PURCHASE
                                AND SAVINGS PLAN


                           Commission File No. 1-12833

                            ------------------------

                                    TXU CORP.


              Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

           (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Employees' Thrift Plan Committee has duly caused this amendment to the annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            ENSERCH CORPORATION
                                        EMPLOYEE STOCK PURCHASE AND
                                              SAVINGS PLAN


                                        By  /s/ Robert L. Turpin
                                          -------------------------------------
                                          Robert L. Turpin, Assistant Secretary
                                            Employees' Thrift Plan Committee

June 29, 2000